Exhibit 99.1

Volt Information Sciences Announces Retirement of Staffing Segment Leader Tom Daley

New York – Volt Information Sciences, Inc. (OTC: VISI) today announced that Tom Daley, the President of its staffing business unit Volt Workforce Solutions, has decided to retire at the end of this calendar year on December 31, 2012.  Daley’s decision to retire will bring to a close a remarkable career of more than three decades of service to the company and its stockholders.

“Tom has been an influential leader through a period of remarkable growth in the company’s staffing business.  The company is grateful for his innumerable contributions to the company during his distinguished tenure” said Ron Kochman, President and Chief Executive Officer of Volt Information Sciences, Inc.

Daley’s service to Volt culminated with his current position in which he has been responsible for Volt’s global staffing services operations in North America, Europe, South America and Southeast Asia.  Daley has been a driving force in Volt’s growth during his tenure, and his dedication and hard work has been motivational for many Volt employees.  A member of the American Staffing Association board since 2002, Daley served on the association's membership committee from 2001 to 2004 and as vice chairman of the Staffing PAC committee from 2005 to 2008, and he is currently the second vice chairman of the association.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

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Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921